1 Amalgamated Financial Corp. Reports First Quarter 2023 Financial Results; Exhibiting Deposit Stability and Solid Liquidity NEW YORK, April 27, 2023 – (Globe Newswire) -- Amalgamated Financial Corp. (the “Company” or “Amalgamated”) (Nasdaq: AMAL), the holding company for Amalgamated Bank (the “Bank”), today announced financial results for the first quarter ended March 31, 2023. First Quarter 2023 Highlights (on a linked quarter basis) • Net income of $21.3 million, or $0.69 per diluted share, compared to $24.8 million, or $0.80 per diluted share. • Core net income excluding the impact of solar tax equity investments (non-GAAP)1 was $23.0 million, or $0.74 per diluted share, as compared to $27.2 million, or $0.87 per diluted share. • Total deposits increased $446.4 million or 6.8% to $7.0 billion. Excluding Brokered CDs, deposits declined $74.3 million or 1.1% to $6.4 billion, reflecting a stable deposit base. • Excluding Brokered CDs, average cost of deposits was 61 basis points for the quarter, where non-interest bearing deposits comprised 47% of total deposits. • Loans receivable, net of deferred loan origination costs, increased $92.2 million, or 2.2%, to $4.2 billion. • PACE assessments grew $84.5 million to $996.4 million, comprised of a $7.0 million increase in commercial and $77.5 million increase in residential. • Net interest income was level at $67.3 million compared to $67.3 million, while net interest margin grew by 5 basis points to 3.59%, compared to 3.54%. First Quarter 2023 Liquidity Summary and Key Balance Sheet Insights • Super-core deposits totaled approximately $3.5 billion, had a weighted average life of 17.2 years, and comprised 54% of total deposits excluding Brokered CDs. • Total uninsured deposits were $4.4 billion or 62% of total deposits. Excluding uninsured super-core deposits of approximately $2.5 billion, remaining uninsured deposits were approximately 25-28% of total deposits with immediate liquidity coverage of 137%. • Cash and borrowing capacity totaled $2.6 billion (immediately available) plus unpledged securities (two-day availability) of $868.0 million for total liquidity within two-days of $3.4 billion (79% of total uninsured deposits). • Tangible common equity ratio of 6.43%. • Available for sale securities had unrealized losses of 6.6%, with an effective duration of 1.8 years. • Held-to-maturity securities had unrealized losses of 8.0%, with an effective duration of 4.9 years, and an effective duration of 4.2 years excluding PACE assessments. • Regulatory capital remains above bank “well capitalized” standards, and remains strong after the adoption of the CECL standard on January 1, 2023. Priscilla Sims Brown, President and Chief Executive Officer, commented, “Amalgamated has a differentiated position in the market as a mission-based bank, that has been run conservatively with long tenured client relationships. Over half our core deposit franchise is comprised of customers that have banked with us for decades given our shared values and labor union heritage. Our first quarter results again validate our mission and our beliefs. In fact, our results demonstrate the resilie ncy of our strategy as well as the strength of our customer relationships. Our strong capital and liquidity positions us well to pursue the next leg of our Growth for Good strategy.” 1 Reconciliations of non-GAAP financial measures to the most comparable GAAP measure are set forth on the last page of the financial information accompanying this press release and may also be found on our website, www.amalgamatedbank.com.

2 First Quarter Earnings Net income for the first quarter of 2023 was $21.3 million, or $0.69 per diluted share, compared to $24.8 million, or $0.80 per diluted share, for the fourth quarter of 2022. The $3.5 million decrease for the first quarter of 2023 compared to the preceding quarter was primarily driven by a $0.6 million loss related to the sale of a portion of a Silicon Valley Bank (“SIVB”) senior note, a $0.5 million increase in provision expense, a $3.0 million increase in non-interest expense, and an $0.8 million increase in income tax expense, offset by a $1.6 million increase in non-interest income which excludes the loss related to the sale of a portion of the SIVB senior note. Core net income excluding the impact of solar tax equity investments (non-GAAP)1 for the first quarter of 2023 was $23.0 million, or $0.74 per diluted share, compared to $27.2 million, or $0.87 per diluted share, for the fourth quarter of 2022. Excluded from core net income for the first quarter of 2023 were $3.1 million of pre-tax losses on sales of securities, and $0.8 million of pre-tax gains on subordinated debt repurchases. Excluded from the fourth quarter of 2022 were $1.4 million of pre-tax losses on the sale of securities and $1.7 million of accelerated depreciation from our solar tax equity investments. Net interest income was $67.3 million for the first quarter of 2023, compared to $67.3 million for the fourth quarter of 2022. Interest income on securities increased $4.3 million driven by a 65 basis point increase in securities yield offset by a decrease in the average balance of securities of $39.2 million. Loan interest income increased $2.3 million driven by a $110.2 million increase in average loan balances and a 21 basis point increase in loan yields. The increase in interest income was offset by higher interest expense on deposits of $8.2 million driven by a 84 basis point increase in deposit costs and an increase in the average balance of interest-bearing deposits of $437.4 million, offset by a $1.7 million decrease in interest expense on borrowings due to a $197.4 million decrease in the average balance of borrowings. The changes in deposit and borrowing costs were primarily related to a $520.6 million increase in Brokered CDs, which replaced short-term borrowing positions from the prior quarter. Net interest margin was 3.59% for the first quarter of 2023, an increase of 5 basis points from 3.54% in the fourth quarter of 2022. Increases in yields and average balances of interest-earning assets were offset by increased rates and average balances of interest-bearing liabilities, particularly interest-bearing Brokered CDs. No prepayment penalties were earned in loan income in the first quarter of 2023, compared to a one basis point contribution to net interest margin in the fourth quarter of 2022. On January 1, 2023, the Current Expected Credit Loss (“CECL”) methodology for establishing the allowance for credit losses was adopted which increased the allowance for credit losses on loans and securities for on- and off-balance sheet credit exposures. Provision for credit losses totaled $5.0 million for the first quarter of 2023 compared to $4.4 million in the fourth quarter of 2022. During the quarter, the Bank recognized a $1.2 million impairment charge on the SIVB senior note and an additional $1.1 million of provision expense related to the charge-off of a multifamily loan. Adjusted for these items, our provision for credit losses was $2.7 million under the new CECL standard, primarily driven by solar charge-offs, portfolio growth, and changes in the economic forecasts used to calculate the allowance. Core non-interest income excluding the impact of solar tax equity investments (non-GAAP)1 was $7.5 million for the f irst quarter of 2023, compared to $7.3 million in the fourth quarter of 2022. The increase of $0.2 million was primarily related to losses on sales of nonperforming assets incurred in the previous quarter. Core non-interest expense (non-GAAP)1 for the first quarter of 2023 was $38.6 million, an increase of $3.1 million from the fourth quarter of 2022. This was primarily driven by a $2.5 million increase in compensation and employee benefits comprised mainly of an expected increase in payroll taxes given timing of corporate incentive payments, temporary personnel costs, and benefit insurance costs incurred during the quarter. Additionally, professional services increased from carryover costs related to year-end audit work and data processing increased mainly as a result of sales tax refunds collected in the fourth quarter.

3 Our provision for income tax expense was $7.6 million for the first quarter of 2023, compared to $6.8 million for the fourth quarter of 2022. The increase reflects the impact of an elected change in taxable income recognition in the fourth quarter of 2022. Our effective tax rate for the first quarter of 2023 was 26.2%, compared to 21.6% for the fourth quarter of 2022. Balance Sheet Quarterly Summary Total assets were $7.8 billion at March 31, 2023, compared to $7.8 billion at December 31, 2022. Notable changes within individual balance sheet line items include a $92.2 million increase in loans receivable, net of deferred loan origination costs, and an increase in cash of $67.4 million, offset by a $96.2 million decrease in investment securities, a $26.1 million decrease in Federal Home Loan Bank of New York stock, a $22.3 million increase in the allowance for credit losses, and a $10.4 million decrease in resell agreements. Total loans receivable, net of deferred loan origination costs at March 31, 2023 were $4.2 billion, an increase of $92.2 million, or 2.2%, compared to December 31, 2022. The increase in loans is primarily driven by a $95.3 million increase in multifamily loans and a $18.4 million increase in residential loans, offset by a $7.9 million decrease in our consumer loan portfolio, and a $7.7 million decrease in the commercial real estate portfolio as we continue to reduce our exposure. During the quarter we had $5.6 million of payoffs of criticized or classified loans as we continue to focus on the improving the credit quality of the commercial portfolio. Deposits at March 31, 2023 were $7.0 billion, an increase of $446.4 million, or 6.8%, as compared to $6.6 billion as of December 31, 2022. Deposits excluding Brokered CDs decreased by $74.3 million to $6.4 billion, a 1.1% decrease compared to December 31, 2022, mainly due to normal end-of-period pension depository outflows. Deposits held by politically active customers, such as campaigns, PACs, advocacy-based organizations, and state and national party committees were $678.1 million as of March 31, 2023, an increase of $34.5 million compared to $643.6 million as of December 31, 2022. Non-interest-bearing deposits represent 48% of average total deposits and 43% of ending deposits for the quarter ended March 31, 2023, contributing to an average cost of deposits of 81 basis points in the first quarter of 2023. Nonperforming assets totaled $38.7 million, or 0.49% of period-end total assets at March 31, 2023, an increase of $10.1 million, compared with $28.6 million, or 0.44% on a linked quarter basis. The increase in non-performing assets was primarily driven by the SIVB senior note and one construction loan placed on nonaccrual status in the first quarter of 2023, offset by a $1.1 million charge-off on a multifamily loan. During the quarter, the allowance for credit losses on loans increased $22.3 million to $67.3 million at March 31, 2023 from $45.0 million at December 31, 2022. The adoption of the CECL standard increased the allowance for credit losses on loans by $21.2 million to recognize the Day 1 cumulative effect, primarily attributed to our consumer solar portfolio. The ratio of allowance to total loans was 1.61% at March 31, 2023 and 1.10% at December 31, 2022. Considering the Day 1 cumulative effect, the ratio of allowance to total loans at January 1, 2023 was 1.61%. The allowance for credit losses on held-to- maturity securities was $0.7 million to recognize the Day 1 cumulative effect, primarily attributed to commercial and residential PACE securities. Additionally, the allowance for expected credit losses on off-balance sheet loan exposures was increased by $2.6 million to recognize the Day 1 cumulative impact of adopting the CECL standard.

4 Capital Quarterly Summary As of March 31, 2023, our Common Equity Tier 1 Capital Ratio was 12.23%, Total Risk-Based Capital Ratio was 15.00%, and Tier-1 Leverage Capital Ratio was 7.50%, compared to 12.31%, 14.87%, and 7.52%, respectively, as of December 31, 2022. Stockholders’ equity at March 31, 2023 was $519.2 million, compared to $509.0 million at December 31, 2022. The increase in stockholders’ equity was primarily driven by $21.3 million of net income for the quarter and an $11.4 million improvement in accumulated other comprehensive loss due to the tax effected mark-to-market on our securities portfolio, offset by a $17.8 million tax effected charge to retained earnings related to the adoption of the CECL standard. We did not elect to utilize the optional three-year phase-in period for the Day 1 adverse regulatory capital effects upon adopting the CECL standard. Our tangible book value per share was $16.42 as of March 31, 2023 compared to $16.05 as of December 31, 2022. Tangible common equity was 6.43% of tangible assets, compared to 6.30% as of December 31, 2022. Conference Call As previously announced, Amalgamated Financial Corp. will host a conference call to discuss its first quarter 2023 results today, April 27, 2023 at 11:00am (Eastern Time). The conference call can be accessed by dialing 1-877-407-9716 (domestic) or 1-201-493-6779 (international) and asking for the Amalgamated Financial Corp. First Quarter 2023 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512- 2921, or for international callers 1-412-317-6671 and providing the access code 13737335. The telephonic replay will be available until May 4, 2023. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of our website at https://ir.amalgamatedbank.com/. The online replay will remain available for a limited time beginning immediately following the call. The presentation materials for the call can be accessed on the investor relations section of our website at https://ir.amalgamatedbank.com/. About Amalgamated Financial Corp. Amalgamated Financial Corp. is a Delaware public benefit corporation and a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, Amalgamated Bank. Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of five branches across New York City, Washington D.C., and San Francisco, and a commercial office in Boston. Amalgamated Bank was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country's oldest labor unions. Amalgamated Bank provides commercial banking and trust services nationally and offers a ful l range of products and services to both commercial and retail customers. Amalgamated Bank is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of March 31, 2023, our total assets were $7.8 billion, total net loans were $4.1 billion, and total deposits were $7.0 billion. Additionally, as of March 31, 2023, our trust business held $39.7 billion in assets under custody and $13.9 billion in assets under management. Non-GAAP Financial Measures This release (and the accompanying financial information and tables) refer to certain non-GAAP financial measures including, without limitation, “Core operating revenue,” “Core non-interest expense,” “Core non-interest income,” “Core net income,” “Tangible common equity,” “Average tangible common equity,” “Core return on average assets,” “Core return on average tangible common equity,” and “Core efficiency ratio.”

5 Our management utilizes this information to compare our operating performance for March 31, 2023 versus certain periods in 2023 and 2022 and to prepare internal projections. We believe these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of our operating performance. In addition, because intang ible assets such as goodwill and other discrete items unrelated to our core business, which are excluded, vary extensively from company to company, we believe that the presentation of this information allows investors to more easily compare our results to those of other companies. The presentation of non-GAAP financial information, however, is not intended to be considered in isolation or as a substitute for GAAP financial measures. We strongly encourage readers to review the GAAP financial measures included in this release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this release with other companies’ non-GAAP financial measures having the same or similar names. Reconciliations of non-GAAP financial disclosures to comparable GAAP measures found in this release are set forth in the final pages of this release and also may be viewed on our website, amalgamatedbank.com. Terminology Certain terms used in this release are defined as follows: “Super-core deposits” are defined as total deposits from commercial and consumer customers, with a relationship length of greater than 5 years. We believe the most directly comparable GAAP financial measure is total deposits. “Core efficiency ratio” is defined as “Core non-interest expense” divided by “Core operating revenue.” We believe the most directly comparable performance ratio derived from GAAP financial measures is an efficiency ratio calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income. “Core efficiency ratio excluding solar tax impact” is defined as “Core non-interest expense” divided by “Core operating revenue excluding solar tax impact.” We believe the most directly comparable performance ratio derived from GAAP financial measures is an efficiency ratio calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income. “Core net income” is defined as net income after tax excluding gains and losses on sales of securities, gains on the sale of owned property, costs related to branch closures, restructuring/severance costs, acquisition costs, and taxes on notable pre- tax items. We believe the most directly comparable GAAP financial measure is net income. “Core net income excluding solar tax impact” is defined as net income after tax excluding gains and losses on sales of securities, gains on the sale of owned property, costs related to branch closures, restructuring/severance costs, acquisition costs, tax credits and accelerated depreciation on solar equity investments, and taxes on notable pre-tax items. We believe the most directly comparable GAAP financial measure is net income. “Core non-interest expense” is defined as total non-interest expense excluding costs related to branch closures, restructuring/severance, and acquisitions. We believe the most directly comparable GAAP financial measure is total non- interest expense. “Core non-interest income excluding the impact of solar tax equity investments” is defined as total non-interest income excluding gains and losses on sales of securities, gains on the sale of owned property, and tax credits and depreciation on solar equity investments. We believe the most directly comparable GAAP financial measure is non-interest income.

6 “Core operating revenue” is defined as total net interest income plus “core non-interest income”, defined as non-interest income excluding gains and losses on sales of securities and gains on the sale of owned property. We believe the most directly comparable GAAP financial measure is the total of net interest income and non-interest income. “Core operating revenue excluding solar tax impact” is defined as total net interest income plus non-interest income excluding gains and losses on sales of securities, gains on the sale of owned property, and tax credits and depreciation on solar equity investments. We believe the most directly comparable GAAP financial measure is the total of net interest income and non-interest income. “Core return on average assets” is defined as “Core net income” divided by average total assets. We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average assets calculated by dividing net income by average total assets. “Core return on average assets excluding solar tax impact” is defined as “Core net income excluding solar tax impact” divided by average total assets. We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average assets calculated by dividing net income by average total assets. “Core return on average tangible common equity” is defined as “Core net income” divided by “Average tangible common equity.” We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average equity calculated by dividing net income by average total stockholders’ equity. “Core return on average tangible common equity excluding solar tax impact” is defined as “Core net income excluding solar tax impact” divided by “Average tangible common equity.” We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average equity calculated by dividing net income by average total stockholders’ equity. “Tangible assets” are defined as total assets excluding, as applicable, goodwill and core deposit intangibles. We believe the most directly comparable GAAP financial measure is total assets. “Tangible common equity”, and “Tangible book value” are defined as stockholders’ equity excluding, as applicable, minority interests, preferred stock, goodwill and core deposit intangibles. We believe that the most directly comparable GAAP financial measure is total stockholders’ equity.

7 Forward-Looking Statements Statements included in this release that are not historical in nature are intended to be, and are hereby identified as, forward- looking statements within the meaning of the Private Securities Litigation Reform Act, Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified through the use of forward- looking terminology such as “may,” “will,” “anticipate,” “aspire,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “in the future,” “may” and “intend,” as well as other similar words and expressions of the future. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors, any or all of which could cause actual results to differ materially from the results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: (i) uncertain conditions in the banking industry and in national, regional and local economies in our core markets, which may have an adverse impact on our business, operations and financial performance; (ii) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (iii) deposit outflows and subsequent declines in liquidity caused by factors that could include lack of confidence in the banking system, a deterioration in market conditions or the financial condition of depositors; (iv) changes in our deposits, including an increase in uninsured deposits; (v) unfavorable conditions in the capital markets, which may cause declines in our stock price and the value of our investments; (vi) continued fluctuation of the interest rate environment, including changes in net interest margin or changes that affect the yield curve on investments ; (vii) potential deterioration in real estate collateral values; (viii) changes in legislation, regulation, public policies, or administrative practices impacting the banking industry, including increased regulation and FDIC assessments in the aftermath of the Silicon Valley and Signature Bank failures; (ix) the outcome of legal or regulatory proceedings that may be instituted against us; (x) our inability to maintain the historical growth rate of the loan portfolio; (xi) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (xii) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on our results, including as a result of compression to net interest margin; (xiii) any matter that would cause us to conclude that there was impairment of any asset, including intangible assets; (xiv) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (xv) increased competition for experienced members of the workforce including executives in the banking industry; (xvi) a failure in or breach of our operational or security systems or infrastructure, or those of third party vendors or other service providers, including as a result of unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xvii) a downgrade in our credit rating; (xviii) increased political opposition to Environmental, Social and Governance (“ESG”) practices; (xix) recessionary conditions; (xx) the ongoing economic effects of the COVID-19 pandemic; and (xxi) physical and transitional risks related to climate change as they impact our business and the businesses that we finance. Additional factors which could affect the forward-looking statements can be found in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at https://www.sec.gov/. We disclaim any obligation to update or revise any forward-looking statements contained in this release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law. Investor Contact: Jamie Lillis Solebury Strategic Communications shareholderrelations@amalgamatedbank.com 800-895-4172 amalgamated FINANCIAL CORP.

Consolidated Statements of Income (unaudited)

($ in thousands)	Three Months Ended March 31, 2023	December 31, 2022	March 31, 2022
INTEREST AND DIVIDEND INCOME			
Loans	$ 44,806	$ 42,492	$ 31,127
Securities	39,512	35,567	19,155
Interest-bearing deposits in banks	618	485	179
Total interest and dividend income	84,936	78,544	50,461
INTEREST EXPENSE			
Deposits	13,835	5,682	1,402
Borrowed funds	3,821	5,516	691
Total interest expense	17,656	11,198	2,093
NET INTEREST INCOME	67,280	67,346	48,368
Provision for credit losses (1)	4,958	4,434	2,293
Net interest income after provision for credit losses	62,322	62,912	46,075
NON-INTEREST INCOME			
Trust Department fees	3,929	3,607	3,491
Service charges on deposit accounts	2,455	2,991	2,447
Bank-owned life insurance	781	986	814
Gain (loss) on sale of securities	(3,086)	(1,373)	162
Gain (loss) on sale of loans, net	3	(578)	(157)
Loss on other real estate owned, net	—	(168)	—
Equity method investments	153	(1,416)	432
Other	973	177	233
Total non-interest income	5,208	4,226	7,422
NON-INTEREST EXPENSE			
Compensation and employee benefits	22,014	19,470	17,669
Occupancy and depreciation	3,399	3,345	3,440
Professional fees	2,230	1,684	2,815
Data processing	4,549	4,072	5,184
Office maintenance and depreciation	728	696	725
Amortization of intangible assets	222	262	262
Advertising and promotion	1,587	1,331	854
Federal deposit insurance premiums	718	788	667
Other	3,180	3,922	2,781
Total non-interest expense	38,627	35,570	34,397
Income before income taxes	28,903	31,568	19,100
Income tax expense	7,565	6,813	4,935
Net income	$ 21,338	$ 24,755	$ 14,165
Earnings per common share - basic	$ 0.69	$ 0.81	$ 0.46
Earnings per common share - diluted	$ 0.69	$ 0.80	$ 0.45

(1) In accordance with the adoption of the CECL standard on January 1, 2023, the provision for credit losses as of March 31, 2023 is calculated under the current expected credit losses model. For December 31, 2022 and March 31, 2022, the provision presented is the provision for loan losses calculated using the incurred loss model.

8

9 Consolidated Statements of Financial Condition ($ in thousands) March 31, 2023 December 31, 2022 Assets (unaudited) Cash and due from banks $ 5,192 $ 5,110 Interest-bearing deposits in banks 125,705 58,430 Total cash and cash equivalents 130,897 63,540 Securities: Available for sale, at fair value 1,639,105 1,812,476 Held-to-maturity, at amortized cost and net of allowance of $687 and $0, respectively (1) 1,618,507 1,541,301 Loans held for sale 5,653 7,943 Loans receivable, net of deferred loan origination costs 4,198,170 4,106,002 Allowance for credit losses (1) (67,323) (45,031) Loans receivable, net 4,130,847 4,060,971 Resell agreements 15,431 25,754 Federal Home Loan Bank of New York ("FHLBNY") stock, at cost 3,507 29,607 Accrued interest and dividends receivable 40,844 41,441 Premises and equipment, net 9,250 9,856 Bank-owned life insurance 105,405 105,624 Right-of-use lease asset 26,516 28,236 Deferred tax asset, net 62,504 62,507 Goodwill 12,936 12,936 Intangible assets, net 2,883 3,105 Equity investments 8,170 8,305 Other assets 24,001 29,522 Total assets $ 7,836,456 $ 7,843,124 Liabilities Deposits $ 7,041,361 $ 6,595,037 Subordinated debt 73,737 77,708 FHLBNY advances — 580,000 Federal funds purchased 140,000 — Operating leases 38,333 40,779 Other liabilities 23,867 40,645 Total liabilities 7,317,298 7,334,169 Stockholders’ equity Common stock, par value $.01 per share 307 307 Additional paid-in capital 287,514 286,947 Retained earnings 330,673 330,275 Accumulated other comprehensive loss, net of income taxes (97,317) (108,707) Treasury stock, at cost (2,152) — Total Amalgamated Financial Corp. stockholders' equity 519,025 508,822 Noncontrolling interests 133 133 Total stockholders' equity 519,158 508,955 Total liabilities and stockholders’ equity $ 7,836,456 $ 7,843,124 (1) In accordance with the adoption of the CECL standard on January 1, 2023, the allowance for credit losses on both loans and securities as of March 31, 2023 is calculated under the current expected credit losses model. For December 31, 2022 and March 31, 2022, no allowance was calcu lated o n securities, and the allowance on loans presented is the allowance for loan losses calculated using the incurred loss model.

10 Select Financial Data As of and for the Three Months Ended March 31, December 31, March 31, (Shares in thousands) 2023 2022 2022 Selected Financial Ratios and Other Data: Earnings per share Basic $ 0.69 $ 0.81 $ 0.46 Diluted 0.69 0.80 0.45 Core net income (non-GAAP) Basic $ 0.75 $ 0.84 $ 0.46 Diluted 0.74 0.83 0.46 Core net income excluding solar tax impact (non-GAAP) Basic $ 0.75 $ 0.89 $ 0.46 Diluted 0.74 0.87 0.45 Book value per common share (excluding minority interest) $ 16.94 $ 16.57 $ 16.99 Tangible book value per share (non-GAAP) $ 16.42 $ 16.05 $ 16.45 Common shares outstanding, par value $.01 per share(1) 30,642 30,700 30,995 Weighted average common shares outstanding, basic 30,706 30,679 31,107 Weighted average common shares outstanding, diluted 30,939 31,055 31,456 (1) 70,000,000 shares authorized; 30,736,141, 30,700,198, and 30,995,271 shares issued for the periods ended March 31, 2023, December 31 , 2 0 2 2, and March 31, 2022 respectively, and 30,642,299, 30,700,198, and 30,995,271 shares outstanding for the periods ended March 31, 2023 , Decem b er 31, 2022, and March 31, 2022, respectively.

11 Select Financial Data As of and for the Three Months Ended March 31, December 31, March 31, 2023 2022 2022 Selected Performance Metrics: Return on average assets 1.11% 1.26% 0.78 % Core return on average assets (non-GAAP) 1.19% 1.31% 0.79 % Core return on average assets excluding solar tax impact (non-GAAP) 1.19% 1.38% 0.79 % Return on average equity 17.22% 19.89% 10.25 % Core return on average tangible common equity (non-GAAP) 19.21% 21.47% 10.72 % Core return on average tangible common equity excluding solar tax impact (non-GAAP) 19.21% 22.58% 10.68 % Average equity to average assets 6.42% 6.32% 7.58 % Tangible common equity to tangible assets 6.43% 6.30% 6.68 % Loan yield 4.40% 4.19% 3.81 % Securities yield 4.73% 4.08% 2.34 % Deposit cost 0.81% 0.34% 0.09 % Net interest margin 3.59% 3.54% 2.74 % Efficiency ratio (1) 53.29% 49.70% 61.65 % Core efficiency ratio (non-GAAP) 51.64% 48.76% 61.07 % Core efficiency ratio excluding solar tax impact (non-GAAP) 51.64% 47.65% 61.14 % Asset Quality Ratios: Nonaccrual loans to total loans 0.71% 0.53% 0.84 % Nonperforming assets to total assets 0.49% 0.44% 0.80 % Allowance for credit losses on loans to nonaccrual loans (2) 224.74% 207.53% 129.71 % Allowance for credit losses on loans to total loans (2) 1.61% 1.10% 1.08 % Annualized net charge-offs (recoveries) to average loans 0.25% 0.15% 0.08 % Capital Ratios: Tier 1 leverage capital ratio 7.50% 7.52% 7.34 % Tier 1 risk-based capital ratio 12.23% 12.31% 12.36 % Total risk-based capital ratio 15.00% 14.87% 15.16 % Common equity tier 1 capital ratio 12.23% 12.31% 12.36% (1) Efficiency ratio is calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income (2) In accordance with the adoption of the CECL standard on January 1, 2023, the allowance for credit losses on loans as of March 31, 2023 is calculated under the current expected credit losses model. For December 31, 2022 and March 31, 2022, the allowance on loans p resented is the allowance for loan losses calculated using the incurred loss model.

amalgamated FINANCIAL CORP.

Loan and Held-to-Maturity Securities Portfolio Composition

(In thousands)	At March 31, 2023		At December 31, 2022		At March 31, 2022	
	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Commercial portfolio:						
Commercial and industrial	$ 923,853	22.0%	$ 925,641	22.5%	$ 724,177	20.9%
Multifamily	1,062,826	25.3%	967,521	23.6%	813,702	23.5%
Commercial real estate	327,477	7.8%	335,133	8.2%	354,173	10.2%
Construction and land development	37,828	0.9%	37,696	0.9%	40,242	1.2%
Total commercial portfolio	2,351,984	56.0%	2,265,991	55.2%	1,932,294	55.8%
Retail portfolio:						
Residential real estate lending	1,390,135	33.1%	1,371,779	33.4%	1,143,175	33.0%
Consumer solar[1]	410,725	9.8%	416,849	10.2%	347,548	10.0%
Consumer and other[1]	45,326	1.1%	47,150	1.1%	41,904	1.2%
Total retail portfolio	1,846,186	44.0%	1,835,778	44.8%	1,532,627	44.2%
Total loans held for investment	4,198,170	100.0%	4,101,769	100.0%	3,464,921	100.0%
Net deferred loan origination costs[2]	—		4,233		5,252	
Allowance for credit losses[3]	(67,323)		(45,031)		(37,542)	
Loans receivable, net	$ 4,130,847		$ 4,060,971		$ 3,432,631	
Held-to-maturity securities portfolio:						
PACE assessments	$ 996,395	61.5%	$ 911,877	59.2%	$ 723,646	76.5%
Other securities	622,799	38.5%	629,424	40.8%	222,701	23.5%
Total held-to-maturity securities	1,619,194	100.0%	1,541,301	100.0%	946,347	100.0%
Allowance for credit losses[3]	(687)		—		—	
Total held-to-maturity securities, net	$ 1,618,507		$ 1,541,301		$ 946,347	

(1) The Company adopted the CECL standard on January 1, 2023. As a result, the classification of loan segments was updated, and all loan balances for presented periods have been reclassified.
(2) With the adoption of the CECL standard, loans balances as of March 31, 2023 are presented at amortized cost, net of deferred loan origination costs.
(3) With the adoption of the CECL standard, the allowance for credit losses on both loans and securities as of March 31, 2023 is calculated under the current expected credit losses model. For December 31, 2022 and March 31, 2022, no allowance was calculated on securities, and the allowance on loans presented is the allowance for loan losses calculated using the incurred loss model.

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amalgamated FINANCIAL CORP.

Net Interest Income Analysis

(In thousands)	Three Months Ended March 31, 2023 Average Balance	Income / Expense	Yield / Rate	December 31, 2022 Average Balance	Income / Expense	Yield / Rate	March 31, 2022 Average Balance	Income / Expense	Yield / Rate
Interest-earning assets:									
Interest-bearing deposits in banks	$ 90,962	$ 618	2.76%	$ 85,886	$ 485	2.24%	$ 423,878	$ 179	0.17%
Securities (1)	3,361,750	39,193	4.73%	3,400,994	34,939	4.08%	3,192,642	18,435	2.34%
Resell agreements	18,644	319	6.94%	46,909	628	5.31%	219,221	720	1.33%
Loans receivable, net (2)(3)	4,129,460	44,806	4.40%	4,019,297	42,492	4.19%	3,315,155	31,127	3.81%
Total interest-earning assets	7,600,816	84,936	4.53%	7,553,086	78,544	4.13%	7,150,896	50,461	2.86%
Non-interest-earning assets:									
Cash and due from banks	4,015			5,267			9,226		
Other assets	217,020			248,236			232,649		
Total assets	$ 7,821,851			$ 7,806,589			$ 7,392,771		
Interest-bearing liabilities:									
Savings, NOW and money market deposits	$ 3,091,228	$ 9,555	1.25%	$ 2,967,150	$ 5,161	0.69%	$ 2,896,086	$ 1,247	0.17%
Time deposits	149,814	297	0.80%	167,138	174	0.41%	199,340	155	0.32%
Brokered CDs	367,684	3,983	4.39%	37,047	347	3.72%	—	—	0.00%
Total interest-bearing deposits	3,608,726	13,835	1.55%	3,171,335	5,682	0.71%	3,095,426	1,402	0.18%
Other borrowings	347,878	3,821	4.45%	545,303	5,516	4.01%	84,597	691	3.31%
Total interest-bearing liabilities	3,956,604	17,656	1.81%	3,716,638	11,198	1.20%	3,180,023	2,093	0.27%
Non-interest-bearing liabilities:									
Demand and transaction deposits	3,286,964			3,522,352			3,549,483		
Other liabilities	75,798			73,838			102,874		
Total liabilities	7,319,366			7,312,828			6,832,380		
Stockholders' equity	502,485			493,761			560,391		
Total liabilities and stockholders' equity	$ 7,821,851			$ 7,806,589			$ 7,392,771		
Net interest income / interest rate spread		$ 67,280	2.72%		$ 67,346	2.93%		$ 48,368	2.59%
Net interest-earning assets / net interest margin	$ 3,644,212		3.59%	$ 3,836,448		3.54%	$ 3,970,873		2.74%
Total deposits excluding Brokered CDs / total cost of deposits excluding Brokered CDs	$ 6,528,006		0.61%	$ 6,656,640		0.32%	$ 6,644,909		0.09%
Total deposits / total cost of deposits	$ 6,895,690		0.81%	$ 6,693,687		0.34%	$ 6,644,909		0.09%
Total borrowings / total cost of funds	$ 7,243,568		0.99%	$ 7,238,990		0.61%	$ 6,729,506		0.13%

(1) Includes FHLBNY stock in the average balance, and dividend income on FHLBNY stock in interest income.
(2) Amounts are net of deferred origination costs. With the adoption of the CECL standard on January 1, 2023, the average balance of the allowance for credit losses on loans was reclassified for all presented periods to other assets to allow for comparability.
(3) Includes prepayment penalty interest income in 1Q2023, 4Q2022, and 1Q2022 of $0, $82, and $399, respectively (in thousands).

13

Deposit Portfolio Composition

(In thousands)	Three Months Ended					
	March 31, 2023		December 31, 2022		March 31, 2022	
	Ending Balance	Average Balance	Ending Balance	Average Balance	Ending Balance	Average Balance
Non-interest-bearing demand deposit accounts	$ 3,015,558	$ 3,286,964	$ 3,331,067	$ 3,522,352	$ 3,759,349	$ 3,549,482
NOW accounts	199,518	196,499	206,434	200,633	212,550	208,134
Money market deposit accounts	2,702,464	2,514,835	2,445,396	2,385,446	2,416,201	2,310,294
Savings accounts	371,240	379,894	386,190	381,071	386,253	377,659
Time deposits	157,697	149,814	151,699	167,138	199,120	199,340
Brokered CDs	594,884	367,684	74,251	37,047	—	—
Total deposits	$ 7,041,361	$ 6,895,690	$ 6,595,037	$ 6,693,687	$ 6,973,473	$ 6,644,909
Total deposits excluding Brokered CDs	$ 6,446,477	$ 6,528,006	$ 6,520,786	$ 6,656,640	$ 6,973,473	$ 6,644,909

(In thousands)	Three Months Ended					
	March 31, 2023		December 31, 2022		March 31, 2022	
	Average Rate Paid[1]	Cost of Funds	Average Rate Paid[1]	Cost of Funds	Average Rate Paid[1]	Cost of Funds
Non-interest bearing demand deposit accounts	0.00 %	0.00%	0.00%	0.00%	0.00%	0.00%
NOW accounts	0.89 %	0.76%	0.74%	0.52%	0.08%	0.08%
Money market deposit accounts	1.59 %	1.36%	1.16%	0.74%	0.16%	0.19%
Savings accounts	0.95 %	0.78%	0.75%	0.49%	0.11%	0.11%
Time deposits	1.25 %	0.80%	0.69%	0.41%	0.28%	0.32%
Brokered CDs	4.52 %	4.39%	3.83%	3.72%	—	—
Total deposits	1.10 %	0.81%	0.57%	0.34%	0.07%	0.09%
Interest-bearing deposits excluding Brokered CDs	1.47 %	1.23%	1.15%	0.68%	0.16%	0.18%

[1] Average rate paid is calculated as the weighted average of spot rates on deposit accounts as of March 31, 2023.

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15 Asset Quality (In thousands) March 31, 2023 December 31, 2022 March 31, 2022 Loans 90 days past due and accruing $ 1,299 $ — $ — Nonaccrual loans held for sale 5,653 6,914 2,490 Nonaccrual loans - Commercial 25,779 18,308 20,677 Nonaccrual loans - Retail 4,177 3,391 8,265 Other real estate owned — — 307 Nonaccrual securities 1,835 36 59 Total nonperforming assets $ 38,743 $ 28,649 $ 31,798 Nonaccrual loans: Commercial and industrial $ 9,521 $ 9,629 $ 8,099 Multifamily 2,710 3,828 3,537 Commercial real estate 4,745 4,851 3,988 Construction and land development 8,803 — 5,053 Total commercial portfolio 25,779 18,308 20,677 Residential real estate lending 2,016 1,807 7,404 Consumer solar 2,021 1,584 838 Consumer and other 140 — 23 Total retail portfolio 4,177 3,391 8,265 Total nonaccrual loans $ 29,956 $ 21,699 $ 28,942 Nonaccrual loans to total loans 0.71% 0.53% 0.84 % Nonperforming assets to total assets 0.49% 0.44% 0.80 % Allowance for credit losses on loans to nonaccrual loans 224.74% 207.53% 129.71 % Allowance for credit losses on loans to total loans 1.61% 1.10% 1.08 % Annualized net charge-offs (recoveries) to average loans 0.25% 0.15% 0.08%

16 Credit Quality March 31, 2023 December 31, 2022 March 31, 2022 ($ in thousands) Criticized and classified loans Commercial and industrial $ 35,823 $ 32,004 $ 32,343 Multifamily 18,710 19,860 68,353 Commercial real estate 35,121 35,180 62,854 Construction and land development 16,426 16,426 7,476 Residential real estate lending 2,016 1,807 7,694 Consumer solar 2,021 1,584 838 Consumer and other 140 — 23 Total loans $ 110,257 $ 106,861 $ 179,581 Criticized and classified loans to total loans Commercial and industrial 0.85% 0.78% 0.93 % Multifamily 0.45% 0.48% 1.97 % Commercial real estate 0.84% 0.86% 1.81 % Construction and land development 0.39% 0.40% 0.22 % Residential real estate lending 0.05% 0.04% 0.22 % Consumer solar 0.05% 0.04% 0.02 % Consumer and other 0.00% 0.00% 0.00% 2.63% 2.60% 5.17%

amalgamated FINANCIAL CORP.

Reconciliation of GAAP to Non-GAAP Financial Measures

The information provided below presents a reconciliation of each of our non-GAAP financial measures to the most directly comparable GAAP financial measure.

	As of and for the Three Months Ended		
(in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Core operating revenue			
Net Interest income (GAAP)	$ 67,280	$ 67,346	$ 48,368
Non-interest income	5,208	4,226	7,422
Less: Securities (gain) loss	3,086	1,373	(162)
Less: Subdebt repurchase gain	(780)	—	—
Core operating revenue (non-GAAP)	74,794	72,945	55,628
Add: Tax (credits) depreciation on solar investments	—	1,706	(64)
Core operating revenue excluding solar tax impact (non-GAAP)	74,794	74,651	50,472
Core non-interest expense			
Non-interest expense (GAAP)	$ 38,627	$ 35,570	$ 34,397
Less: Other one-time expenses(1)	—	—	(423)
Core non-interest expense (non-GAAP)	38,627	35,570	33,974
Core net income			
Net Income (GAAP)	$ 21,338	$ 24,755	$ 14,165
Less: Securities (gain) loss	3,086	1,373	(162)
Less: Subdebt repurchase gain	(780)	—	—
Add: Other one-time expenses	—	—	423
Less: Tax on notable items	(604)	(296)	(67)
Core net income (non-GAAP)	23,040	25,832	14,359
Add: Tax (credits) depreciation on solar investments	—	1,706	(64)
Add: Tax effect of solar income	—	(368)	17
Core net income excluding solar tax impact (non-GAAP)	23,040	27,170	14,312
Tangible common equity			
Stockholders' equity (GAAP)	$ 519,158	$ 508,955	$ 526,762
Less: Minority interest	(133)	(133)	(133)
Less: Goodwill	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(2,883)	(3,105)	(3,890)
Tangible common equity (non-GAAP)	503,206	492,781	509,803
Average tangible common equity			
Average stockholders' equity (GAAP)	$ 502,485	$ 493,761	$ 560,391
Less: Minority interest	(133)	(133)	(133)
Less: Goodwill	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(2,991)	(3,232)	(4,017)
Average tangible common equity (non-GAAP)	486,425	477,460	543,305
Core return on average assets			
Denominator: Total average assets	$ 7,821,851	$ 7,806,589	$ 7,392,771
Core return on average assets (non-GAAP)	1.19%	1.31%	0.79%
Core return on average assets excluding solar tax impact (non-GAAP)	1.19%	1.38%	0.79%
Core return on average tangible common equity			
Denominator: Average tangible common equity	$ 486,425	$ 477,460	$ 543,305
Core return on average tangible common equity (non-GAAP)	19.21%	21.47%	10.72%
Core return on average tangible common equity excluding solar tax impact (non-GAAP)	19.21%	22.58%	10.68%
Core efficiency ratio			
Numerator: Core non-interest expense (non-GAAP)	$ 38,627	$ 35,570	$ 33,974
Core efficiency ratio (non-GAAP)	51.64%	48.76%	61.07%
Core efficiency ratio excluding solar tax impact (non-GAAP)	51.64%	47.65%	61.14%

(1) Salary and COBRA reimbursement expense for positions eliminated, plus expenses related to the termination of the merger agreement with Amalgamated Bank of Chicago

17